EXHIBIT 8.2

August 30, 2005

Re:	Merger of MCI, Inc. into Eli Acquisition, LLC

MCI, Inc.

22001 Loudoun County Parkway

Ashburn, Virginia 20147

Ladies and Gentlemen:

We have acted as counsel for MCI, Inc. (the “Company”), a Delaware corporation, in connection with the Agreement and Plan of Merger (including the exhibits and schedules thereto, the “Merger Agreement”) dated as of February 14, 2005, as amended as of March 4, 2005, March 29, 2005 and May 1, 2005, among Verizon Communications, Inc. (“Parent”), a Delaware corporation, Eli Acquisition, LLC, a Delaware limited liability company (“Merger Subsidiary”) and the Company. Pursuant to the Merger Agreement and subject to the conditions set forth therein, the Company will be merged with and into Merger Sub with Merger Sub surviving as a wholly-owned subsidiary of Parent on the terms and conditions set forth therein (the “Merger”).

This opinion is being delivered in connection with the Registration Statement on Form S-4 (Registration No. 333-124008), as amended (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed by Parent with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed Merger. For the purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning, if any, ascribed thereto in the Merger Agreement and the Proxy Statement/Prospectus.

In so acting, we have participated in the preparation of the Merger Agreement and the Proxy Statement/Prospectus. In preparing this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates, representations and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In the course of our review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due execution, delivery, enforceability and authorization of all such documents, the conformity to original documents of all documents submitted to us as photostatic copies and the authenticity of originals of such documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. Any alteration or incorrectness of any matter on which we have relied could adversely affect our opinion.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Proxy Statement/Prospectus, we hereby confirm that the discussion set forth in the Proxy Statement/Prospectus under the caption “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS” constitutes our opinion.

Our opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. No assurance can be given that any of the foregoing authorities will not be modified, revoked, supplemented or overruled, with possibly retroactive effect. Our opinion is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. Our opinion is rendered only as of the date hereof. We assume no obligation to advise you of changes of law that occur after the date hereof, or of any facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion set forth herein.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the references to our name under the headings “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS” and “LEGAL MATTERS” in the Proxy Statement/Prospectus. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the SEC thereunder.

Very truly yours,

/s/ DAVIS POLK & WARDWELL

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